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  AMF Bowling, Inc.    International Headquarters   Post Office Box 15060    804.730.4000 Telephone     804.559.6276  Facsimile
                       8100 AMF Drive               Richmond, Virginia 23227
                       Richmond, Virginia 23111
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FOR IMMEDIATE RELEASE                      Contact:     Stephen E. Hare
July 29, 1999                                           Chief Financial Officer
                                                        (804) 730-4401

                                                        Renee Antolik
                                                        VP, Investor Relations
[LOGO OF AMF APPEARS HERE]                              (804) 730-4402
                                                        (800) 832-0151


                                                     Press Release

            AMF Bowling, Inc. Announces Completion of Rights Offering
                and Final Results of Tender Offer for Debentures

Richmond, Virginia -- July 29, 1999 -- AMF Bowling, Inc. (NYSE: PIN) announced today the completion of its rights offering and the final results of its tender offer for a portion of its outstanding Zero Coupon Convertible Debentures due 2018 as part of its previously announced recapitalization plan.

In the rights offering, AMF raised approximately $120.0 million in equity capital and issued approximately 24,000,000 additional shares of common stock at the subscription price of $5.00 per share. As a result of the rights offering, the Company now has approximately 83,597,550 shares of common stock outstanding. The rights offering expired on July 28, 1999 and, therefore, the rights are no longer exercisable or transferable and are no longer listed for trading on the NYSE.

Under the tender offer, $514,286,000 in aggregate principal amount at maturity of the debentures have been accepted for payment at a price of $140 per $1000 principal amount at maturity, based upon a final count by ChaseMellon Shareholder Services L.L.C., the Depositary for the tender offer. The proceeds of the rights offering will be used, in part, to pay for debentures purchased by the Company in the tender offer. The tender offer was for up to $514,286,000 in aggregate principal amount at maturity of debentures. Approximately $988.7 million in aggregate principal amount at maturity of debentures were tendered, based upon a final count by ChaseMellon Shareholders Services. As such amount exceeds the maximum amount tendered for by the Company, all tenders of debentures are subject to proration in accordance with the terms of the tender offer. As a result of the tender offer, approximately $610,714,000 in aggregate principal amount at maturity of debentures due 2018 remain outstanding.

Of the proceeds of the rights offering, $30.0 million will be contributed as equity to the Company's principal operating subsidiary and may be used to fund future bowling center acquisitions, along with funds that may be available under the Company's credit agreement. The Company will use the remainder of the proceeds to pay expenses of the rights offering and the tender offer and for general corporate purposes.


AMF always means fun!
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As part of its recapitalization plan, the lenders under AMF's credit agreement amended the credit agreement to enable the Company to resume its bowling center acquisition program and provide greater financial flexibility under the covenants contained in its credit agreement.


As the largest owner and operator of bowling centers in the world, AMF is a leading provider of family fun and recreation. The Company owns and/or operates 541 bowling centers throughout the world, with 418 centers in the U.S. and 123 centers in 10 countries. AMF is also a world leader in the manufacturing and marketing of bowling products, manufactures and sells the PlayMaster and Renaissance brands of billiards tables and owns the Michael Jordan Golf Company.

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This press release contains forward-looking statements that are based upon the
Company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially, all of which are difficult or impossible to predict and many of which are beyond the control of AMF. In light of the significant uncertainties inherent in forward-looking statements, the including of such forward-looking statements should not be regarding as a representation that the Company's objectives or plans will be realized. The Company does not hereby undertake to update such forward-looking statements.